Exhibit 4.18

Contract No.: XXXXXXXX

WORKING CAPITAL LOAN CONTRACT

(2024 Edition)

Special Notice: This contract is entered into by the lender and borrower on an equal and voluntary basis in accordance with law through negotiation. All contract terms are the true expression of both parties’ intentions. To protect the legitimate rights and interests of the borrower, the lender specifically requests the borrower to pay full attention to all terms and conditions related to the rights and obligations of both parties, especially the content in bold.

Lender: Industrial and Commercial Bank of China Co., Ltd. Fuzhou Jin’an Branch

Person in Charge: XXX Contact Person: XXX

Address: XXXXXXXXXXXXXXXXXXXXXX Postal Code: XXXXXX

Tel: XXXXXXXXXXX Fax: / Email: /

Borrower: Shengfeng Logistics Group Co., Ltd.

Legal Representative: XXX Contact Person: XXX Mobile: XXXXXXXXXXX

Address: XXXXXXXXXXXXXXXXXXXXXX Postal Code: XXXXXX

Tel: XXXXXXXXXXX Fax: / Email: /

[Please ensure the borrower fills in the above information accurately and completely to ensure timely delivery of subsequent notices and legal documents]

The borrower and lender, through equal negotiation, have reached agreement on the matter of the lender extending a loan to the borrower, and hereby enter into this contract.

PART ONE BASIC PROVISIONS

Article 1 Purpose of the Loan

The loan under this contract shall be used for the following purpose. Without the lender’s prior written consent, the borrower shall not divert the loan for other uses. The lender has the right to supervise the use of the loan proceeds.

Purpose of loan: Payment of freight charges

Article 2 Loan Amount and Term

2.1 The currency of the loan under this contract is RMB, and the amount is XXX,XXX,XXX.XX (in words: XXX). In case of discrepancy between figures and words, the written form shall prevail.

2.2 The term of this contract is determined by Method No. 1 (1/2) as follows:

(1) The loan term under this contract is XX months, calculated from the date of actual drawdown (for multiple drawdowns, from the date of first drawdown).

(2) The loan term under this contract is from ___/___/___ to ___/___/___ .

2.3 For each drawdown, the drawdown date is the date the loan funds are actually credited to the borrower’s account, and the repayment date is the repayment date recorded on the loan note (for installment repayments, executed per the repayment schedule agreed under this contract or separately agreed upon by the parties). The repayment date for any drawdown shall not exceed the loan term of this contract.

Article 3 Interest Rate, Interest and Fees

3.1 [RMB Loan Interest Rate Determination Method]

The RMB loan interest rate is determined as follows:

The interest rate for each loan is determined by adding a floating spread to the benchmark rate. The benchmark rate is the 1-year term Loan Prime Rate (LPR) published by the National Interbank Funding Center on the last business day before each loan’s drawdown date (drawdown date/contract effective date) (first interest rate determination date). The floating spread is minus (add/subtract) 20 basis points (one basis point = 0.01%). The added spread remains unchanged during the loan term. For multiple drawdowns, each drawdown’s interest rate is calculated separately. If the LPR for the relevant term is not published by the National Interbank Funding Center on the day before the interest rate determination date, the most recently published LPR by the center shall apply.

After the first interest rate determination date, regardless of whether drawdown has occurred, the loan interest rate shall be adjusted by Method A (A/B) as follows:

A. With 12 (1/3/6/12) months as one period, adjusted once per period on a segmented basis. The interest rate determination date for the second period and beyond is the corresponding date one full period after the first interest rate determination date. The lender adjusts the loan interest rate on that date based on the applicable LPR and floating spread published by the National Interbank Funding Center on the preceding business day. If the adjustment month has no date corresponding to the first interest rate determination date, the last day of that month applies.

B. No adjustment during the entire loan term.

3.2 [Foreign Currency Loan Interest Rate Determination Method]

The foreign currency loan interest rate is determined by Method ___/____ (1/2/3) as follows: [Sections not applicable are omitted]

3.3 Interest on this contract’s loan accrues daily from the actual drawdown date, with interest settlement on a ___monthly (monthly/quarterly/semi-annual) basis. Upon maturity, any outstanding interest is repaid together with the principal. For loans in GBP, AUD, CAD, or SGD, the daily rate = annual rate/365; for other currencies, daily rate = annual rate/360.

3.4 For RMB loans, the penalty interest rate for overdue payments under this contract is the original loan rate plus 50%. For foreign currency loans, the overdue penalty interest rate is the original rate plus ___/_ basis points. The penalty interest rate for misappropriated loans is the original loan rate plus 50%.

3.5 In addition to interest, for undisbursed portions of the loan, the borrower shall also pay the lender a commitment fee. The commitment fee is calculated on the difference between the loan amount under Article 2 and the average daily outstanding balance during the fee period, at an annual rate of ___/___‰, payable in Method ___/___ (1/2): (1) as a lump sum upon expiry of the fee period; or (2) paid to the lender in installments on the 20th of each ___/___ (month/quarter/half-year) from contract effectiveness.

For installment commitment fee payments, if the borrower fails to pay on time, the lender has the right to suspend disbursements or cancel part or all of the borrower’s undrawn loan.

Article 4 Drawdown (Not Applicable to Revolving Loans)

4.1 The borrower shall draw down the loan according to actual funding needs, by Method No. 1 (1/2/3):

(1) One-time drawdown by [DATE];

(2) One or more drawdowns from the contract effective date until ___/___/___ ;

(3) Drawdowns per the schedule below; the borrower may change the drawdown timing or amount based on funding needs with lender’s consent, but must draw down by ___ at the latest.

Drawdown Date	Drawdown Amount
/	/
/	/
/	/

4.2 If the borrower fails to draw down as agreed, the lender has the right to cancel part or all of the borrower’s undrawn loan.

Article 5 Repayment

5.1 The borrower shall repay the loan under this contract by Method No. 1 (1/2):

(1) Lump sum repayment at maturity.

(2) Repayment in installments per the schedule below (attach additional pages if needed). Loans with interest rates determined by the floating overnight rate (Method 3 of Article 3.2, Part One) may not use equal principal and interest repayment.

Scheduled Repayment Date	Scheduled Repayment Amount
/	/
/	/

5.2 For loans falling under the following circumstances, the borrower shall repay immediately upon receipt of the corresponding funds, and no prepayment penalty applies: /

5.3 Except as provided in Article 5.2, for prepayment, the borrower shall pay the lender a prepayment penalty calculated as: Prepayment Amount × Remaining Loan Term (months) × ___/___‰. Remaining months less than one month shall be counted as one month.

Article 6 Special Provisions for Revolving Loans (Optional Clause — NOT APPLICABLE)

[This article is not applicable per the contract.]

Article 7 Security

The security for the loan under this contract is a maximum amount security, with the corresponding maximum security contracts including but not limited to No. 1 (1/2/3, multiple selections allowed):

(1) Maximum Guarantee Contract (Contract No.: XXXXXXXX)

Guarantors: Fujian Yunlian Shengfeng Industrial Co., Ltd.; XXX

(2) Maximum Mortgage Contract (Contract No.: /)

Mortgagor: /

(3) Maximum Pledge Contract (Contract No.: /)

Pledgor: /

Article 8 Financial Covenants (Optional Clause — NOT APPLICABLE)

During the validity of this contract, the borrower shall comply with the following financial indicators: /

Article 9 Dispute Resolution

The dispute resolution method under this contract is No. 1 (1/2):

(1) Submit disputes to the Fuzhou Arbitration Commission for arbitration in Fuzhou in accordance with the effective arbitration rules at the time of submission. The arbitral award is final and binding on both parties.

(2) Resolved through litigation at the court where the lender is located.

Article 10 Other Matters

10.1 This contract is made in two (2) originals, one each for the borrower, lender, and ___/___; each original has equal legal effect.

10.2 The following attachments and other attachments mutually confirmed by both parties form an integral part of this contract and have equal legal effect:

Attachment 1: Drawdown Notice (Template)

Attachment 2: Entrusted Payment Agreement

Attachment 3: /

Article 11 Other Matters Agreed Upon by Both Parties

A. Any disputes arising from the performance of this contract shall first be resolved through negotiation. If negotiation fails, the dispute shall be submitted to the Fuzhou Arbitration Commission for arbitration in accordance with the applicable rules. The arbitral award is final and binding.

B. If submitted to arbitration, both parties agree to use summary procedures, and legal documents (including arbitration-related documents) shall be delivered to the residential address recorded in this contract by express mail (if changed, written notice shall be given). Delivery information entering the addressee’s system constitutes valid delivery.

C. Both parties agree that after initiation of arbitration, the arbitration tribunal may make advance rulings if debt obligations can be ascertained; if a mortgage right exists without any other mortgage or seizure, the tribunal may authorize an auction agency to auction the mortgaged property, with proceeds applied first to repay the loan under this contract.

D. The loan under this contract is only for the borrower’s daily business operations and shall not flow into fixed assets, equity investments, or other restricted areas.

E. A 4-month observation period is established; after the observation period, the borrower’s loan repayments at this bank shall account for no less than the proportion of financing transactions.

F. The borrower shall regularly provide the lender with true and complete financial statements; and certify to the lender that the financial statements accurately reflect operating revenue, profit, assets, liabilities, and equity.

G. Without the lender’s written consent, the borrower shall not pledge (mortgage) its effective operating assets or provide guarantees to third parties.

H. The borrower shall periodically report to the lender on external guarantees and commit to providing the lender with complete, accurate, and timely information on the lender’s security amount. During the loan term, if financial indicators fall below the agreed standards (if any), the lender may declare the loan due immediately, require early repayment, suspend further disbursements, or require the borrower to provide legally valid and effective security acceptable to the lender.

I. If the borrower violates any of the above, the lender has the right to declare the financing due, recover part or all of the financing, or require the borrower to provide additional security.

PART TWO SPECIFIC TERMS

Article 1 Interest Rate and Interest

1.1 For foreign currency loans priced by term rate or floating overnight rate, the pricing benchmark on the interest rate determination date (T-day; if T-day is not a business day, the nearest preceding business day is used) is the rate value for T-N business days corresponding to the pricing benchmark as shown on Reuters or Bloomberg terminals. If the pricing benchmark is negative, it is treated as zero. Business day means the business day in the jurisdiction of the pricing benchmark management institution. For term rates, N = 2; for floating overnight rates, N = 5.

For avoidance of doubt, the SOFR term rate under this contract refers to the SOFR term rate published by the CME Group (CME) as recognized by the Alternative Reference Rates Committee (ARRC); the SONIA term rate refers to the SONIA term rate published by Refinitiv.

If the pricing benchmark undergoes a material change, the prevailing market rules at the time shall apply. If the lender requires the borrower to sign a supplemental agreement on related matters, the borrower shall cooperate.

1.2 For floating rate loans under this contract, the interest rate adjustment rules remain the same after default.

1.3 For monthly settlement, the settlement date is the 20th of each month; for quarterly settlement, the 20th of the last month of each quarter; for semi-annual settlement, June 20 and December 20 each year.

1.4 The first interest period runs from the actual drawdown date to the first settlement date; the last interest period runs from the day following the end of the second-to-last period to the final repayment date; other periods run from the day following the end of the previous period to the next settlement date.

1.5 Loan Interest = Loan Principal × Daily Interest Rate × Actual Days Used.

For loans with interest calculated using a combined simple-compound interest method (Method 3 of Article 3.2), the accrual rules are: for the benchmark-rate portion, daily interest = (loan principal + accumulated daily interest from the preceding day) × applicable daily benchmark rate; for non-business days, the interest equals that of the nearest preceding business day; however, if the principal changes, the interest shall be recalculated accordingly. The spread portion uses simple interest.

For equal principal and interest repayment, the monthly payment formula is:

Monthly Payment = [Loan Principal × Period Rate × (1 + Period Rate)^n] / [(1 + Period Rate)^n - 1]

1.6 If the People’s Bank of China adjusts the loan interest rate determination method and applies it to loans under this contract, the lender will comply with the PBOC’s relevant regulations without separately notifying the borrower.

1.7 Where the loan interest rate under this contract is set below the LPR published by the National Interbank Funding Center, the lender has the right to re-evaluate the interest rate discount annually and may, at its discretion, partially or fully withdraw such discount based on national policy, borrower creditworthiness, and collateral conditions, with timely notification to the borrower.

1.8 Unless otherwise specified, the loan interest rate in this contract is an annualized rate calculated using simple interest.

Article 2 Loan Disbursement and Payment

2.1 The borrower must meet the following preconditions for drawdown; otherwise the lender has no obligation to disburse any funds, except where the lender agrees to disburse in advance:

(1) Except for credit loans, the borrower has provided security acceptable to the lender and completed all related security formalities;

(2) No default event has occurred under this contract or any other contract signed between the borrower and lender;

(3) The loan purpose documentation provided is consistent with the agreed purpose;

(4) Other materials required by the lender have been submitted.

2.2 Documents provided by the borrower at drawdown shall be originals; if originals cannot be provided, copies stamped with the borrower’s official seal may be provided with the lender’s consent.

2.3 The borrower shall submit a drawdown notice to the lender at least 5 banking business days before drawing. Once submitted, the notice cannot be withdrawn without the lender’s written consent. The borrower shall affix its official seal or financial seal on the loan note corresponding to the reserved account used as the disbursement account.

For notes bearing both official seal and financial seal, affixing either seal on the loan note shall constitute a valid loan note.

2.4 When the lender approves the drawdown, it credits the loan to the designated borrower account, which is deemed to constitute disbursement of the loan by the lender in accordance with this contract.

2.5 Pursuant to regulatory requirements and the lender’s management policies, loans exceeding a certain amount or meeting other conditions shall be disbursed through the lender’s entrusted payment method. The lender shall, based on the borrower’s drawdown application and payment authorization, transfer the loan funds to the payment recipient in compliance with the agreed purpose. For this purpose, the borrower and lender shall sign a separate entrusted payment agreement as an attachment to this contract, and a dedicated account shall be opened or designated at the lender’s premises for entrusted payment.

Article 3 Repayment

3.1 The borrower shall repay the full loan principal, interest, and other payable amounts on time as agreed in this contract. On each repayment date and the banking business day before each settlement date, the borrower shall maintain sufficient funds in its repayment account at the lender. The lender has the right to debit the account on the repayment or settlement date, or require the borrower to cooperate in processing debit authorization.

If the funds in the repayment account are insufficient to cover all amounts due, the lender has the right to determine the repayment sequence.

If the repayment account is suspended, frozen, stopped, or cancelled, or if the borrower needs to change the repayment account, the borrower shall handle the account change formalities at the lender. Prior to the change taking effect, if the original account cannot be debited as required, the borrower shall visit the lender in person for repayment. Failure to update the account or appear in person resulting in delayed payments shall constitute a breach by the borrower.

3.2 For full or partial prepayment, the borrower shall submit a written application to the lender at least 10 banking business days in advance, obtain lender’s consent, and pay the prepayment penalty per this contract.

3.3 Upon lender’s approval of prepayment, the borrower shall settle all principal, interest, and other payable amounts from the prepayment date to the scheduled repayment date on the day of prepayment. For combined simple-compound interest calculations, any outstanding interest at the time of prepayment shall continue to accrue after the prepayment date until fully paid.

3.4 The lender has the right to call back the loan in advance based on the borrower’s fund recovery situation.

3.5 If early repayment or early recall reduces the actual loan term, the interest rate tier shall not change; the original loan interest rate continues to apply.

Article 4 Revolving Loans

For revolving loans under this contract, during the revolving credit limit usage period, the total outstanding balance of the borrower’s loans at any time shall not exceed the revolving credit limit, and the limit shall decrease progressively with repayments (the repayment amount specified in the circumstances under Article 5, Part One, is the amount to be deducted from the revolving credit limit at that time).

Article 5 Security

5.1 Except for credit loans, the borrower shall provide valid and legally effective security acceptable to the lender for its obligations under this contract. The security contract shall be signed separately.

5.2 If the collateral under this contract is damaged, depreciated, or subject to ownership disputes, or is seized or confiscated, or if the guarantor violates the guarantee contract, or if the guarantor’s financial situation deteriorates unfavorably for the lender’s creditor rights, the borrower shall promptly notify the lender and provide other security acceptable to the lender.

5.3 The lender has the right to periodically or irregularly reassess the value of the collateral and the guarantor’s guarantee capacity. If the collateral’s value decreases or the guarantor’s capacity weakens, the borrower shall provide additional security equivalent to the decrease, or provide other security acceptable to the lender.

5.4 If accounts receivable are pledged as security for this contract, the lender may declare the loan immediately due and require the borrower to immediately repay part or all of the principal or provide additional legally valid and sufficient security acceptable to the lender in any of the following circumstances: (1) the bad debt ratio of the pledgor’s receivables from the payment obligor increases for 2 consecutive months; (2) the outstanding overdue receivables from the payment obligor exceed 5% of the total receivables from that obligor; (3) a trade or debt dispute arises between the pledgor and payment obligor (including quality, technical, or service disputes) that may cause the receivables to be uncollectable on time.

Article 6 Account Management

6.1 The borrower shall designate a dedicated fund collection account at the lender for receiving corresponding sales revenue or planned repayment funds. For non-cash sales settlements, the borrower shall ensure timely crediting to the fund collection account upon receipt.

6.2 The lender has the right to monitor the fund collection account, including but not limited to understanding and supervising fund inflows and outflows. The borrower shall cooperate. If required by the lender, the borrower shall sign a dedicated account monitoring agreement with the lender.

Article 7 Representations and Warranties

The borrower makes the following representations and warranties to the lender, which remain effective throughout the validity of this contract:

7.1 The borrower has the legal capacity as a borrower and has the qualifications and ability to sign and perform this contract.

7.2 The signing of this contract has obtained all necessary authorizations or approvals, does not violate the borrower’s articles of association or applicable laws and regulations, and is not in conflict with other contractual obligations.

7.3 The borrower operates legally and in compliance, has good creditworthiness, has paid all due debts, and has no intentional default on bank loans or interest.

7.4 The borrower has a sound organizational structure and financial management system, has not committed any major violations in its production and operations in the past year, and current senior management has no major adverse records.

7.5 All documents and materials provided to the lender are true, accurate, complete, and valid, with no false records, material omissions, or misleading statements.

7.6 The financial and accounting reports provided to the lender are prepared in accordance with Chinese accounting standards, truthfully, fairly, and completely reflecting the borrower’s operating and financial conditions, and no material adverse changes have occurred in the borrower’s financial position since the latest financial report.

7.7 The borrower has not concealed any litigation, arbitration, or claims. There are no pending proceedings that may affect the borrower’s ability to sign or perform this contract or repay debts hereunder.

7.8 The borrower has not concealed any events that have occurred or are occurring that may materially affect its financial condition or repayment ability.

Article 8 Borrower’s Undertakings

8.1 Draw down and use the loan within the agreed period and for the agreed purpose. The loan proceeds shall not be used for shareholder dividends, bonuses, fines, financial assets, fixed assets (except for loans below RMB 500,000), or equity investments; shall not be used to falsify fiscal revenue or increase implicit local government debt; shall not flow into real estate markets in violation of regulations; shall not flow into the stock market, futures market, or any other areas prohibited or restricted by national laws, regulations, or regulatory policies.

8.2 Repay the loan principal, interest, and other payable amounts per this contract.

8.3 Accept and actively cooperate with the lender’s oversight of loan payment management and fund usage through account analysis, voucher inspection, on-site investigations, and other means, including all loan purposes; regularly report on loan fund usage as required by the lender.

8.4 Accept the lender’s credit inspections; provide balance sheets, income statements, and other financial accounting data and information reflecting the borrower’s repayment capacity as required by the lender; actively assist and cooperate with the lender’s investigation, understanding, and supervision of its production, operations, and financial conditions.

8.5 For matured (including declared immediately due) outstanding loan principal, interest, and other payable amounts under this contract, no dividends or profits shall be distributed in any form.

8.6 For mergers, divisions, capital reductions, equity changes, equity pledges, major asset and liability transfers, external guarantees, significant overseas investments, material increases in debt financing, and other actions that may adversely affect the lender’s creditor rights, prior written consent of the lender shall be obtained or satisfactory arrangements for the realization of the lender’s creditor rights shall be made.

8.7 Promptly notify the lender upon occurrence of any of the following: (1) changes in articles of association, business scope, registered capital, or legal representative; (2) dissolution, winding-up, liquidation, suspension of operations, revocation of business license, cancellation, or application for (or being subject to) bankruptcy; (3) involvement in or potential involvement in major economic disputes, litigation, or arbitration, or asset freezing, seizure, or supervision; (4) shareholders, directors, and current senior managers involved in major cases or economic disputes; (5) other major adverse events affecting repayment ability.

8.8 Timely, fully, and accurately disclose related-party relationships and related-party transactions to the lender.

8.9 Timely receive all notices sent or delivered by the lender.

8.10 Dispose of self-owned assets (including but not limited to asset transfers, setting up security interests, establishing trusts, securitization) in a manner that does not reduce repayment capacity; provide guarantees to third parties without prejudicing the lender’s rights.

8.11 If the loan under this contract is disbursed on a credit basis, regularly and accurately report external guarantee status to the lender, and sign an account monitoring agreement as required.

8.12 Bear all costs incurred by the lender in realizing its creditor rights under this contract, including but not limited to attorney fees and auction fees.

8.13 The repayment priority of debts under this contract is senior to the borrower’s debts to its shareholders and at least pari passu with the borrower’s debts to other creditors.

8.14 If repayment funds (including but not limited to funds obtained by the lender through set-off or disposal of pledged assets) are insufficient to repay all debts owed to the lender under this contract and other contracts, the lender has the right to determine the repayment order.

8.15 Strengthen environmental, social, and governance (ESG) risk management and accept the lender’s inspection. Provide the lender with ESG reports as required.

Article 9 Lender’s Undertakings

9.1 Disburse the loan to the borrower as agreed in this contract.

9.2 Keep confidential the non-public information and materials provided by the borrower, except as otherwise required by law or stipulated in this contract.

Article 10 Default

10.1 Any of the following constitutes a borrower default:

(1) The borrower fails to repay loan principal, interest, and other payable amounts under this contract, or fails to perform any other obligation under this contract, or makes false representations, warranties, or undertakings;

(2) The security under this contract becomes adverse to the lender’s creditor rights, or the guarantor breaches the guarantee contract, and the borrower fails to provide other acceptable security;

(3) The borrower fails to repay any other matured (including declared immediately due) debts, or breaches other agreements in ways that have or may affect its performance under this contract;

(4) The borrower’s profitability, solvency, operating capacity, and cash flow indicators breach the agreed standards or deteriorate, having or potentially having an impact on performance under this contract;

(5) Material adverse changes in the borrower’s equity structure, production operations, or external investments have occurred or may affect its performance under this contract;

(6) The borrower is involved in or may be involved in major economic disputes, litigation, arbitration, asset freezing, seizure, or compulsory execution, or is investigated by judicial or administrative authorities, or penalized, or media-exposed for regulatory violations, having or potentially having an impact on performance;

(7) Major investors, key management persons go missing or are investigated or restricted by judicial authorities, having or potentially having an impact on performance;

(8) The borrower uses sham contracts with related parties, transactions without real trading background, to obtain the lender’s funds or credit, or evades the lender’s creditor rights through related-party transactions;

(9) The borrower has or may dissolve, wind up, liquidate, suspend operations, have its business license revoked, be cancelled, or apply for (or be subject to) bankruptcy;

(10) The borrower violates laws and regulations on food safety, production safety, environmental protection, and other ESG matters, causing liability accidents or major ESG risk events that have or may affect performance;

(11) For credit loans, the borrower’s credit rating, profitability, asset-liability ratio, or operating cash flow do not meet the lender’s credit loan conditions; or the borrower, without the lender’s written consent, pledges/mortgages its effective operating assets to others or provides external guarantees, affecting performance;

(12) Abnormal use of loan funds or non-compliance with entrusted payment;

(13) Other circumstances that may adversely affect the realization of the lender’s creditor rights.

10.2 Upon borrower default, the lender has the right to take one or more of the following actions:

(1) Require the borrower to rectify the default within a specified time;

(2) Adjust the payment method of the loan;

(3) Reduce the credit line to the borrower;

(4) Adjust the interest rate of disbursed and/or undisbursed loans;

(5) Suspend disbursements under this contract and other contracts with the borrower, partially or fully cancel undrawn loans and other financing;

(6) Declare all outstanding loans and other financing under this contract and other contracts with the borrower immediately due and collect all outstanding amounts;

(7) Require the borrower to compensate the lender for losses caused by the default;

(8) Other measures required by law, this contract, or deemed necessary by the lender.

10.3 Upon loan maturity (including declared immediately due), if the borrower fails to repay as agreed, the lender has the right to charge penalty interest from the overdue date at the overdue penalty rate per this contract. For interest not paid on time (including penalty interest and compound interest), compound interest is charged at the overdue penalty rate. The accrual rules for penalty/compound interest follow the interest settlement rules in this contract.

10.4 If the borrower uses the loan for unauthorized purposes, the lender has the right to charge penalty interest on the misappropriated portion from the date of misappropriation at the misappropriation penalty rate. For interest not paid on time during misappropriation (including penalty interest and compound interest), compound interest is charged at the misappropriation penalty rate.

10.5 If both circumstances under Articles 10.3 and 10.4 apply simultaneously, the higher penalty rate applies; they cannot be applied concurrently.

10.6 If the borrower fails to repay loan principal, interest (including penalty interest and compound interest), or other payable amounts on time, the lender has the right to publicly collect via media.

10.7 If control or controlled relationships between the borrower’s related parties and the borrower change, or the borrower’s related parties experience any of the circumstances under Article 10.1 (other than (1) and (2)) that have or may affect the borrower’s performance under this contract, the lender has the right to take all measures provided under this contract.

Article 11 Automatic Cancellation of Lending Commitments

11.1 If the borrower’s credit status deteriorates, the lender may automatically cancel all outstanding lending commitments to the borrower without prior notice.

11.2 The occurrence of any event under Articles 10.1 and 10.7 of Part Two constitutes deterioration of the borrower’s credit status.

Article 12 Set-off

12.1 If the borrower fails to repay matured (including declared immediately due) debts under this contract as agreed, the borrower agrees that the lender may set off the corresponding amounts from any RMB or foreign currency accounts the borrower holds at ICBC until all debts under this contract are fully repaid. If the set-off funds are insufficient to repay all debts under this contract or other contracts, the lender has the right to determine the repayment order.

12.2 If the currency of the set-off funds differs from the contract currency, the conversion shall be done at the lender’s applicable exchange rate on the set-off date. Interest and other costs generated between the set-off date and settlement date (the date the lender converts the funds into the contract currency and actually repays the debt) and exchange differences due to currency fluctuations shall be borne by the borrower.

Article 13 Assignment of Rights and Obligations

13.1 The lender has the right to assign part or all of its rights under this contract to a third party without the borrower’s consent. Without the lender’s written consent, the borrower may not assign any of its rights and obligations under this contract.

13.2 The lender or Industrial and Commercial Bank of China Co., Ltd. (‘ICBC’) may, based on operational management needs, authorize or entrust other ICBC branches to exercise rights and obligations under this contract, or transfer the loan creditor rights under this contract to other ICBC branches for management. The borrower acknowledges this and such actions require no further consent from the borrower. The ICBC branch accepting the rights and obligations has the right to exercise all rights under this contract and may file litigation, request arbitration, or apply for enforcement in its own name.

Article 14 Effectiveness, Amendment, and Termination

14.1 This contract becomes effective upon affixing of official seals or contract-specific seals by both parties and remains effective until the borrower has fully performed all obligations under this contract.

14.2 Any amendment to this contract shall be agreed upon by both parties and made in writing. The amended terms or agreement form part of this contract with equal legal effect. The remaining terms of the contract remain effective except for the amended portions; the original terms remain effective until the amendments take effect.

14.3 The amendment and termination of this contract do not affect the right of either party to claim damages. The termination of this contract does not affect the validity of the dispute resolution clause.

Article 15 Applicable Law and Dispute Resolution

The establishment, validity, interpretation, performance, and dispute resolution of this contract are governed by the laws of the People’s Republic of China. Any dispute or controversy arising from or related to this contract shall first be resolved through negotiation; if negotiation fails, the dispute shall be resolved as stipulated in this contract.

Article 16 Confirmation of Address for Service of Litigation/Arbitration Documents

16.1 The borrower confirms that the address recorded on the cover page of this contract is the service address for litigation/arbitration documents related to disputes under this contract. The borrower agrees that judicial authorities (including but not limited to people’s courts) / arbitration institutions may use the fax number, mobile phone, email, and other electronic contact information recorded on the cover page to electronically serve legal documents, including but not limited to case acceptance notices, fee payment notices, defense notices, evidence notices, litigation rights and obligations notices, summonses, hearing notices, judgments (including verdicts, rulings, mediation letters), compliance notices, evidentiary materials, etc.

16.2 The borrower agrees that judicial authorities/arbitration institutions may serve legal documents by one or more of the above methods. For multiple methods, the earliest delivery time applies. Delivery is complete when the information reaches the system of the delivery address. If the recipient is absent, rejects delivery, or the delivery is returned unaccepted, the postal return date is the date of service. For electronic service, the date shown as sent in the court/arbitration institution system is the service date.

16.3 The above service provisions apply to all stages of arbitration, litigation, and other judicial proceedings, including first instance, second instance, retrial, execution, and supervision procedures.

16.4 The borrower shall ensure the accuracy and validity of the address, contact persons, fax, mobile phone, email, and other information recorded in this contract. If any information changes, the borrower shall promptly notify the lender in writing. If the electronic service address changes during litigation/arbitration, the contracting party shall notify the counterparty and the court/arbitration institution in writing at least 3 business days in advance; otherwise, service to the original address (including electronic service) remains valid, and the borrower bears all resulting legal consequences.

16.5 The provisions of this clause are special terms expressly agreed to by all parties to this contract and are effective independently of other provisions. Regardless of whether other provisions are held invalid or revoked by judicial authorities, arbitration institutions, or other competent authorities, this clause remains valid.

Article 17 Entire Agreement

Part One (Basic Provisions) and Part Two (Specific Terms) together constitute a complete Working Capital Loan Contract. The same terminology in both parts has the same meaning. The borrower’s loan under this contract is governed by both parts jointly.

Article 18 Notices

18.1 All notices under this contract shall be made in writing. Unless otherwise agreed, both parties designate the addresses recorded in this contract as communication and contact addresses. Either party shall promptly notify the other in writing of any change in communication address or contact method.

18.2 If either party refuses to accept service or other situations where delivery cannot be made, the notifying party may serve by notarial means or public announcement.

Article 19 Special VAT Provisions

19.1 The interest and fees payable by the borrower to the lender under this contract are inclusive of VAT.

19.2 If the borrower requests the lender to issue a VAT special invoice, it shall first complete information registration at the lender, including full company name, taxpayer identification number or social credit code, address, telephone, bank, and account number. The borrower shall ensure the accuracy and completeness of such information and provide supporting documentation as required by the lender.

19.3 For self-collection of VAT invoices, the borrower shall provide the lender with a sealed authorization letter designating the collector’s identity, and the designated collector shall collect the invoice with the original ID document. The designated collector shall re-issue a sealed authorization letter to the lender each time. For mailed invoices, the borrower shall provide accurate and deliverable mailing information; any changes shall be notified to the lender in writing promptly.

19.4 Due to natural disasters, government actions, abnormal social events, force majeure, or tax authority reasons, if the lender cannot issue VAT invoices on time, the lender may delay issuance without bearing any liability.

19.5 If VAT invoices are lost or damaged after collection by the borrower or during third-party mailing for reasons not attributable to the lender, resulting in the borrower’s inability to obtain corresponding VAT invoice deductions, the lender shall not be liable for any resulting economic losses.

19.6 In cases of sales returns, service suspension, issuance errors, or sales discounts, the borrower shall return the original invoice or provide effective proof to the lender for invoice cancellation or red-letter invoice issuance. If a red-letter VAT special invoice is required and must be submitted to the tax authority by the borrower per applicable laws and regulations, the borrower shall submit the application to the tax authority and notify the lender for issuance after tax authority review.

19.7 During the performance of this contract, if national tax rates are adjusted, the lender has the right to adjust the contractual price accordingly.

Article 20 Other

20.1 The lender’s failure to exercise, partial exercise, or delay in exercising any right under this contract does not constitute a waiver or modification of that right or other rights, and does not affect its further exercise of that right or other rights.

20.2 The invalidity or unenforceability of any clause of this contract does not affect the validity and enforceability of other clauses, nor the overall effect of this contract.

20.3 Terms such as ‘related party,’ ‘related-party relationship,’ ‘related-party transactions,’ ‘major investors,’ and ‘key management persons’ in this contract have the same meaning as the corresponding terms in Accounting Standard for Business Enterprises No. 36 — Related Party Disclosures (Cai Kuai [2006] No. 3) issued by the Ministry of Finance and its subsequent amendments.

20.4 ‘Environmental, social, and governance risks’ in this contract refers to risks arising from the governance deficiencies and management failures of the borrower and its major subcontractors, suppliers, and other key related parties in their construction, production, and operational activities that may cause harm to the environment and society, including but not limited to energy consumption, pollution, land, health, safety, relocation, ecological protection, and climate change-related environmental and social issues.

20.5 Records and vouchers prepared by the lender in accordance with business regulations for loans under this contract constitute valid evidence of the creditor-debtor relationship between the parties and are binding on the borrower.

20.6 During the validity of this contract, if the promulgation or amendment of any law, national policy, or regulatory provision makes it impossible for the lender to continue performing this contract or any clause hereof, the lender has the right to cancel undisbursed loans and take other measures deemed necessary pursuant to relevant regulations.

20.7 In this contract: (1) any reference to this contract includes amendments or supplements thereto; (2) section headings are for reference only and do not constitute any interpretation of or limitation on the content or scope of this contract.

Both parties confirm: the borrower and lender have fully negotiated all terms of this contract. The lender has specifically drawn the borrower’s attention to all terms regarding both parties’ rights and obligations, for complete and accurate understanding, and has explained and clarified the relevant clauses at the borrower’s request. The borrower has carefully read and fully understands all contract terms (including Part One — Basic Provisions and Part Two — Specific Terms). Both parties have a completely consistent understanding of all contract terms and have no objection to the content of this contract.

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Lender (Seal): Industrial and Commercial Bank of China Co., Ltd. Fuzhou Jin’an Branch

Date: XXX XX, 20XX

Borrower (Seal): Shengfeng Logistics Group Co., Ltd.

Date: XXX XX, 20XX

As the legal representative/authorized representative of the borrower, I hereby confirm that the borrower borrows from the lender as agreed in this contract, that the seals affixed on this contract are authentic and valid, and that all formalities required for the borrowing have been completed.

Legal Representative/Authorized Representative of Borrower (Seal): XXX